Exhibit 99

MutualFirst Financial Announces Record 2017 Core Earnings

MUNCIE, Ind., Feb. 2, 2018 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced its continued momentum in core earnings. On December 22, 2017, the "Tax Cuts and Jobs Act" was enacted into law reducing the federal corporate tax rate to 21%, effective January 1, 2018. Based on this new law, MFSF recorded an additional tax expense in the fourth quarter of 2017 of $2.0 million due to a revaluation of MFSF's deferred tax asset. Without the additional non-recurring tax adjustment, net income to common shareholders would have been $3.5 million, or $0.46 diluted earnings per common share for the quarter ended December 31, 2017. This compared to net income available to common shareholders for the same period in 2016 of $3.2 million, or $0.43 diluted earnings per common share. Annualized return on average assets would have been 0.87% and return on average tangible common equity would have been 9.23% for the fourth quarter of 2017 compared to 0.83% and 9.31%, respectively, for the same period of last year.

Excluding the non-recurring tax adjustment, net income to common shareholders would have been $14.3 million, or $1.91 diluted earnings per common share for year ended 2017. This compared to net income available for common shareholders of $13.2 million, or $1.76 diluted earnings per common share for the year ended December 31, 2016. Return on average assets would have been 0.91% and return on average tangible common equity would have been 9.91% for the year ended 2017 compared to 0.87% and 9.56%, respectively, for last year.

Additionally, all non-executive employees will be given a $750 bonus, a $340,000 expense reflected in the fourth quarter and full year 2017 results, and all non-exempt employees were also given a $0.50 per hour raise starting in 2018. David W. Heeter said, "Investing in employees is critically important to our future success. Our strong culture is reflective of past investments and these actions represent additional opportunities."

Including the non-recurring tax adjustment, net income available to common shareholders for the fourth quarter ended December 31, 2017 was $1.5 million, or $0.19 diluted earnings per common share and $12.3 million, or $1.64 diluted earnings per common share for the year ended December 31, 2017.

On October 4, 2017, MutualFirst Financial, Inc. and Universal Bancorp announced that they had entered into a merger agreement, pursuant to which Universal will be merged into MutualFirst. Upon closing, Universal's wholly owned subsidiary, BloomBank, will be merged into MutualFirst's wholly owned subsidiary, MutualBank. The companies expect the merger to close in the first quarter of 2018. More information about the merger can be found in the MFSF Form 8-K filed on October 4, 2017.

Other financial highlights for the fourth quarter and the year ended December 31, 2017 included:

  Commercial loan balances increased $11.1 million, or 9.5% on an annualized basis, in the fourth quarter of 2017. Commercial loan balances increased $21.8 million, or 4.8%, for all of 2017.
  Non-real estate consumer loan balances increased $2.3 million, or 4.9% on an annualized basis, in the fourth quarter of 2017.  Non-real estate consumer loan balances increased $28.6 million, or 17.2%, for all of 2017.
  Mortgage loans sold in the fourth quarter of 2017 of $49.4 million increased compared to mortgage loans sold in the fourth quarter of 2016 of $41.4 million primarily due to a portfolio loan sale of $18.5 million.  Mortgage loans sold in 2017 were $134.2 million, a decrease compared to mortgage loans sold in 2016 of $151.8 million.
  Deposits increased $3.1 million in the fourth quarter of 2017 and increased $48.7 million, or 4.2%, in 2017.
  Tangible book value per common share was $20.08 as of December 31, 2017 compared to $18.82 as of December 31, 2016.
  Net interest income for the fourth quarter of 2017 increased by $624,000 compared to the fourth quarter of 2016. Net interest income increased $3.7 million in 2017 compared to 2016.
  Net interest margin was 3.27% for the fourth quarter of 2017 compared to 3.20% in the fourth quarter of 2016. Tax equivalent net interest margin was 3.39% for the fourth quarter of 2017 compared to 3.30% in the fourth quarter of 2016.  Net interest margin for 2017 was 3.27% compared 3.17% in 2016.
  Provision for loan losses increased by $100,000 in the fourth quarter of 2017 to $350,000 compared to $250,000 for the fourth quarter of 2016.  Provision for loan losses was $1.2 million in 2017 compared to $850,000 in 2016.
  Non-interest income in the fourth quarter of 2017 increased by $382,000 when compared to the fourth quarter of 2016.  Non-interest income decreased $1.3 million in 2017 compared to 2016.
  Non-interest expense increased in the fourth quarter of 2017 by $457,000 when compared to the fourth quarter of 2016.  Non-interest expense increased $505,000 in 2017 compared to 2016.

Balance Sheet

Assets increased $35.8 million, or 2.3% as of December 31, 2017 compared to December 31, 2016, primarily due to an increase in the investment portfolio of $27.5 million and an increase in gross loans of $10.6 million. The increase in the investment portfolio was primarily due to the purchase of municipal securities funded with the proceeds from the $18.5 million loan sale discussed above. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $21.8 million, or 4.8% and in non-real estate consumer loans of $28.6 million, or 17.2%.

The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $39.8 million. This decline partially due to the $18.5 million sale of consumer residential mortgage loans in the fourth quarter of 2017. Mortgage loans held for sale increased by $514,000 during 2017. The Bank generally sells longer term fixed rate mortgage loans to mitigate interest rate risk and generate fee income. Mortgage loans sold during 2017 totaled $134.2 million compared to $151.8 million in 2016.

Deposits increased by $48.7 million in 2017. The increase in deposits was a result of an increase in core deposits of $50.2 million and a decline of $1.6 million in certificates of deposit.

Allowance for loan losses increased $5,000 to $12.4 million as of December 31, 2017 compared to December 31, 2016. Net charge-offs in 2017 were $1.2 million, or 0.10% of total average loans, compared to $1.1 million, or 0.10% of total average loans in 2016. The allowance for loan losses to non-performing loans as of December 31, 2017 was 235.9% compared to 230.1% as of December 31, 2016. The allowance for loan losses to total loans as of December 31, 2017 was 1.05% compared to 1.06% as of December 31, 2016. Non-performing loans to total loans at December 31, 2017 were 0.44% compared to 0.46% at December 31, 2016. Non-performing assets to total assets were 0.38% at December 31, 2017 compared to 0.42% at December 31, 2016.

Stockholders' equity was $150.3 million at December 31, 2017, an increase of $10.2 million from December 31, 2016. The increase was primarily due to net income available to common shareholders of $12.3 million, an increase in accumulated other comprehensive income of $1.6 million and an increase of $1.2 million due to exercises of stock options. These increases were partially offset by common stock dividends of $4.9 million for 2017. MFSF's tangible book value per common share as of December 31, 2017 increased to $20.08 compared to $18.82 as of December 31, 2016 and the tangible common equity ratio increased to 9.35% as of December 31, 2017 compared to 8.89% as of December 31, 2016. MFSF's and the Bank's capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of December 31, 2017.

Income Statement

Net interest income before the provision for loan losses increased $624,000 for the quarter ended December 31, 2017 compared to the same period in 2016. The increase in net interest income was primarily a result of an increase of $44.2 million in average interest earning assets, due to an increase of $36.2 million in average loans. This increase was aided by an increase of 7 basis points in net interest margin to 3.27%, while the tax equivalent margin increased 9 basis points. On a linked quarter basis, net interest income before the provision for loan losses decreased $71,000 as net interest margin decreased by 6 basis points partially offset by average interest earning assets increasing by $14.2 million, primarily due to increases in the average loan portfolio and average interest-bearing deposits.

Net interest income before the provision for loan losses increased $3.7 million in 2017 compared to 2016. The increase was a result of an increase of $68.6 million in average interest earning assets due to an increase in the average loan portfolio of $66.5 million. This increase was aided by the net interest margin increasing to 3.27% in 2017 compared to 3.17% in 2016, while the tax equivalent net interest margin increased to 3.38% in 2017 compared to 3.27% in 2016.

Provision for loan losses in the fourth quarter of 2017 was $350,000 compared to $250,000 during last year's comparable period. The increase was due to management's ongoing evaluation of the adequacy of the allowance for loan losses and was partially attributable to an increasing loan portfolio. Net charge offs totaled $341,000, or 0.11% of total average loans on an annualized basis, in the fourth quarter of 2017 compared to net charge offs of $455,000, or 0.16% of total average loans on an annualized basis, in the fourth quarter of 2016.

The provision for loan losses for 2017 was $1.2 million compared to $850,000 during 2016. The increase was primarily due to our loan portfolio that has increased $10.6 million, or 0.9% over the last year and an increased level of net charge-offs. The loan mix also has contributed to the increase in provision with commercial and non-real estate consumer loans making up 57.0% of the loan portfolio at the end of 2017 compared to 53.2% as of the end of 2016. Net charge-offs for 2017 equaled $1.2 million, or 0.10% of total average loans compared to $1.1 million, or 0.10% of total average loans in 2016.

Non-interest income for the fourth quarter of 2017 was $4.8 million, an increase of $382,000 compared to the fourth quarter of 2016. Increases in non-interest income included an increase of $296,000 on gain on sale of loans primarily due to selling the $18.5 million of mortgage loans, as described earlier, in the fourth quarter of 2017 and an increase of $112,000 in service charges on deposit accounts primarily due to increased interchange income from increased debit card activity. On a linked quarter basis, non-interest income increased $414,000 due to an increase of $210,000 in gain on sale of investments, an increase of $168,000 due to service charges on deposit accounts and an increase of $152,000 due to gain on sale of mortgage loans.

Non-interest income for 2017 was $18.1 million, a decrease of $1.3 million compared to the year ended 2016. The reasons for the decrease included a decrease of $874,000 on gain on sale of mortgage loans due to a decline in mortgage production, a decrease of $696,000 on other income resulting from one-time income received in 2016, but not repeated in 2017 and a decrease of $315,000 in gain on sale of investment securities. These declines were partially offset by an increase of $460,000 in service charges on deposit accounts due to increased interchange revenue.

Non-interest expense increased $457,000 when comparing the fourth quarter of 2017 with the same period in 2016. The increase was primarily due to an increase of $304,000 in occupancy expense as a result of a loss of rental income from an office building sold in the fourth quarter of 2016, an increase of $160,000 in advertising expense and an increase of $142,000 in professional fees including $288,000 in merger-related activities. These increases were partially offset by a decrease of $237,000 in salaries and employee benefits primarily due to a decline in health insurance costs offset partially by the one-time employee bonus compared to the fourth quarter of 2016. On a linked quarter basis, non-interest expense increased $492,000 partially due to an increase of $227,000 in salaries and benefits primarily due to an employee bonus accrual of $340,000 and an increase in professional fees of $308,000 primarily as a result of merger-related expenses.

Non-interest expense increased $505,000 when comparing 2017 with 2016 because of certain one-time expenses, such as the one-time bonus accrual of $340,000 and merger-related expenses of $288,000. Net occupancy expense increased by $825,000 primarily due to the loss of rental income from an office building sold in the fourth quarter of 2016. Other increases include a $330,000 increase in data processing expenses primarily related to increased technological services offered to customers and an increase of $140,000 on ATM and debit card expenses due to increased usage of debit cards. These increases were partially offset by a decrease of $727,000 in other expenses primarily related to one-time expenses in 2016 not repeated in 2017 and a decrease of $198,000 in salaries and employee benefits due primarily to a decline in health insurance costs compared to 2016.

The effective tax rate for the fourth quarter of 2017 was 69.3%, or 27.2% excluding the $2.0 million tax expense resulting from the revaluation due to the tax law change, compared to 24.8% in the same quarter of 2016. The effective tax rate for 2017 was 35.6%, or 25.1% excluding the $2.0 million tax expense resulting from the revaluation due to the tax law change, compared to 24.9% in 2016. The reason for the increase was an increase in taxable income and an increase in non-deductible expenses primarily related to the impending merger with Universal.

Heeter concluded, "We continue to be pleased with the progress we are making. Our team is excited about our opportunities as we expand our footprint in Central and Southern Indiana with the acquisition of Universal and we continue to focus on areas that should create strong core performance for years to come."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has twenty-seven full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

			(Audited)
	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2017	2017	2016
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$27,341	$25,751	$26,860
Interest-bearing time deposits	1,853	1,937	993
Investment securities - AFS	277,378	260,072	249,913
Loans held for sale	4,577	4,786	4,063
Loans, gross	1,180,145	1,190,145	1,169,502
Allowance for loan losses	(12,387)	(12,378)	(12,382)
Net loans	1,167,758	1,177,767	1,157,120
Premises and equipment, net	21,539	21,281	21,200
FHLB of Indianapolis stock	11,183	11,183	10,925
Deferred tax asset, net	7,530	10,487	12,037
Cash value of life insurance	52,707	52,430	51,594
Other real estate owned and repossessed assets	733	438	1,199
Goodwill	1,800	1,800	1,800
Core deposit and other intangibles	127	172	391
Other assets	14,406	13,710	15,038
Total assets	$1,588,932	$1,581,814	$1,553,133

Liabilities and Stockholders' Equity
Deposits	$1,202,034	$1,198,962	$1,153,382
FHLB advances	217,163	212,563	240,591
Other borrowings	4,232	4,221	4,189
Other liabilities	15,221	15,843	14,933
Stockholders' equity	150,282	150,225	140,038
Total liabilities and stockholders' equity	$1,588,932	$1,581,814	$1,553,133

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Income Statement (Unaudited):	2017	2017	2016	2017	2016
	(000)	(000)	(000)	(000)	(000)

Total interest and dividend income	$15,081	$15,026	$13,943	$58,868	$53,802
Total interest expense	2,888	2,762	2,374	10,611	9,247

Net interest income	12,193	12,264	11,569	48,257	44,555
Provision for loan losses	350	370	250	1,220	850
Net interest income after provision
for loan losses	11,843	11,894	11,319	47,037	43,705

Non-interest income
Service fee income	1,819	1,651	1,707	6,584	6,124
Net realized gain on sales of AFS securities	255	45	162	708	1,023
Commissions	1,253	1,260	1,287	5,027	5,049
Net gain on sale of loans	1,162	1,010	866	3,887	4,761
Net servicing fees	85	109	93	391	332
Increase in cash value of life insurance	278	275	285	1,113	1,159
Net gain (loss) on sale of other real estate and repossessed assets	(87)	(14)	(65)	(122)	(210)
Other income	83	98	131	488	1,184
Total non-interest income	4,848	4,434	4,466	18,076	19,422

Non-interest expense
Salaries and employee benefits	7,098	6,871	7,335	27,229	27,427
Net occupancy expenses	773	788	469	3,133	2,308
Equipment expenses	466	442	399	1,773	1,818
Data processing fees	622	604	525	2,321	1,991
Advertising and promotion	318	290	158	1,223	1,204
ATM and debit card expense	392	457	408	1,676	1,536
Deposit insurance	162	181	164	724	788
Professional fees	680	372	538	1,855	1,807
Software subscriptions and maintenance	541	525	548	2,202	2,117
Other real estate and repossessed assets	45	39	26	165	73
Other expenses	840	876	910	3,704	4,431
Total non-interest expense	11,937	11,445	11,480	46,005	45,500

Income before income taxes	4,754	4,883	4,305	19,108	17,627
Income tax provision	3,294	1,132	1,068	6,793	4,386
Net income available to common shareholders	$1,460	$3,751	$3,237	$12,315	$13,241

Pre-tax pre-provision earnings (1)	$5,104	$5,253	$4,555	$20,328	$18,477

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		12/31/2017			12/31/2016
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$22,296	$41	0.74%	$23,139	$16	0.28%
Mortgage-backed securities:
Available-for-sale	153,355	921	2.40	163,122	944	2.31
Investment securities:
Available-for-sale	105,392	880	3.34	87,227	685	3.14
Loans receivable	1,197,370	13,119	4.38	1,161,130	12,184	4.20
Stock in FHLB of Indianapolis	11,183	120	4.29	10,757	114	4.24
Total interest-earning assets (2)	1,489,596	15,081	4.05	1,445,375	13,943	3.86
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	97,864			108,985
Total assets	$1,587,460			$1,554,360

Interest-Bearing Liabilities:
Demand and NOW accounts	$324,990	395	0.49	$306,735	189	0.25
Savings deposits	139,042	4	0.01	137,462	4	0.01
Money market accounts	174,161	215	0.49	173,111	118	0.27
Certificate accounts	372,816	1,297	1.39	365,387	1,085	1.19
Total deposits	1,011,009	1,911	0.76	982,695	1,396	0.57
Borrowings	215,586	977	1.81	239,670	978	1.63
Total interest-bearing liabilities	1,226,595	2,888	0.94	1,222,365	2,374	0.78
Non-interest bearing deposit accounts	194,563			174,097
Other liabilities	14,374			16,624
Total liabilities	1,435,532			1,413,086
Stockholders' equity	151,928			141,274
Total liabilities and stockholders' equity	$1,587,460			$1,554,360

Net interest earning assets	$263,001			$223,010

Net interest income		$12,193			$11,569

Net interest rate spread (4)			3.11%			3.08%

Net yield on average interest-earning assets (4)			3.27%			3.20%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.39%			3.30%

Average interest-earning assets to
average interest-bearing liabilities			121.44%			118.24%

		Twelve			Twelve
		months ended			months ended
		12/31/2017			12/31/2016
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$21,465	$130	0.61%	$24,272	$76	0.31%
Mortgage-backed securities:
Available-for-sale	156,887	3,814	2.43	173,786	4,059	2.34
Investment securities:
Available-for-sale	98,493	3,223	3.27	77,266	2,441	3.16
Loans receivable	1,185,956	51,231	4.32	1,119,408	46,785	4.18
Stock in FHLB of Indianapolis	11,167	470	4.21	10,594	441	4.16
Total interest-earning assets (2)	1,473,968	58,868	3.99	1,405,326	53,802	3.83
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	97,768			112,601
Total assets	$1,571,736			$1,517,927

Interest-Bearing Liabilities:
Demand and NOW accounts	$307,395	1,242	0.40	$281,626	670	0.24
Savings deposits	139,335	15	0.01	136,102	14	0.01
Money market accounts	172,163	645	0.37	169,595	452	0.27
Certificate accounts	382,134	4,913	1.29	356,157	4,160	1.17
Total deposits	1,001,027	6,815	0.68	943,480	5,296	0.56
Borrowings	220,648	3,796	1.72	235,967	3,951	1.67
Total interest-bearing liabilities	1,221,675	10,611	0.87	1,179,447	9,247	0.78
Non-interest bearing deposit accounts	188,203			181,594
Other liabilities	15,282			16,014
Total liabilities	1,425,160			1,377,055
Stockholders' equity	146,576			140,872
Total liabilities and stockholders' equity	$1,571,736			$1,517,927

Net interest earning assets	$252,293			$225,879

Net interest income		$48,257			$44,555

Net interest rate spread (4)			3.13%			3.04%

Net yield on average interest-earning assets (4)			3.27%			3.17%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.38%			3.27%

Average interest-earning assets to
average interest-bearing liabilities			120.65%			119.15%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2017	2017	2016	2017	2016

Share and per share data:
Average common shares outstanding:
Basic	7,389,394	7,373,408	7,324,233	7,360,066	7,391,681
Diluted	7,526,416	7,513,078	7,474,090	7,502,059	7,538,838
Per common share:
Basic earnings	$0.20	$0.51	$0.44	$1.67	$1.79
Diluted earnings	$0.19	$0.50	$0.43	$1.64	$1.76
Dividends	$0.18	$0.16	$0.16	$0.66	$0.58

Dividend payout ratio	94.74%	32.00%	37.21%	40.24%	32.95%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	0.37%	0.95%	0.83%	0.78%	0.87%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	3.89%	10.24%	9.31%	8.52%	9.56%
Interest rate spread information:
Average during the period(4)	3.11%	3.17%	3.08%	3.13%	3.04%

Net interest margin(4)(5)	3.27%	3.33%	3.20%	3.27%	3.17%

Efficiency Ratio	70.05%	68.54%	71.59%	69.35%	71.12%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	121.44%	121.14%	118.24%	120.65%	119.15%

Allowance for loan losses:
Balance beginning of period	$12,378	$12,426	$12,587	$12,382	$12,641
Net charge-offs (recoveries):
Real Estate:
Commercial	0	0	0	(1)	29
Commercial construction and development	0	0	0	0	0
Consumer closed end first mortgage	24	126	93	271	395
Consumer open end and junior liens	0	13	4	21	48
Total real estate loans	24	139	97	291	472
Other loans:
Auto	5	1	8	32	0
Boat/RV	208	161	99	603	251
Other	37	46	71	151	226
Commercial and industrial	67	71	180	138	160
Total other	317	279	358	924	637

Net charge offs (recoveries)	341	418	455	1,215	1,109
Provision for loan losses	350	370	250	1,220	850
Balance end of period	$12,387	$12,378	$ 12,382	$12,387	$12,382

Net loan charge-offs to average loans (4)	0.11%	0.14%	0.16%	0.10%	0.10%

	December 31,	September 30,	December 31,
	2017	2017	2016

Total shares outstanding	7,389,394	7,389,394	7,324,233
Tangible book value per common share	$20.08	$20.06	$18.82
Tangible common equity to tangible assets	9.35%	9.38%	8.89%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$1,107	$929	$912
Commercial construction and development	-	-	-
Consumer closed end first mortgage	3,409	2,132	3,626
Consumer open end and junior liens	309	245	335
Total real estate loans	4,825	3,306	4,873
Other loans:
Auto	22	13	5
Boat/RV	198	288	224
Other	16	2	24
Commercial and industrial	159	76	18
Total other	395	379	271
Total non-accrual loans	5,220	3,685	5,144
Accruing loans past due 90 days or more	31	577	237
Total nonperforming loans	5,251	4,262	5,381
Real estate owned	251	96	718
Other repossessed assets	482	342	481
Total nonperforming assets	$5,984	$4,700	$6,580

Performing restructured loans (6)	$1,389	$1,405	$3,031

Asset Quality Ratios:
Non-performing assets to total assets	0.38%	0.30%	0.42%
Non-performing loans to total loans	0.44%	0.36%	0.46%
Allowance for loan losses to non-performing loans	235.9%	290.4%	230.1%
Allowance for loan losses to loans receivable	1.05%	1.04%	1.06%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Non-GAAP Measurements (7)	2017	2017	2016	2017	2016

Total stockholders' equity (GAAP)	$150,282	$150,225	$140,038	$150,282	$140,038
Less: Intangible assets	1,927	1,972	2,191	1,927	2,191
Tangible common equity (non-GAAP)	$148,355	$148,253	$137,847	$148,355	$137,847

Total assets (GAAP)	$1,588,932	$1,581,814	$1,553,133	$1,588,932	$1,553,133
Less: Intangible assets	1,927	1,972	2,191	1,927	2,191
Tangible assets (non-GAAP)	$1,587,005	$1,579,842	$1,550,942	$1,587,005	$1,550,942

Tangible common equity to tangible assets (non-GAAP)	9.35%	9.38%	8.89%	9.35%	8.89%

Book value per common share (GAAP)	$20.34	$20.33	$19.12	$20.34	$19.12
Less: Effect of intangible assets	0.26	0.27	0.30	0.26	0.30
Tangible book value per common share	$20.08	$20.06	$18.82	$20.08	$18.82

Return on average stockholders' equity (GAAP)	3.84%	10.11%	9.17%	8.40%	9.40%
Add: Effect of intangible assets	0.05%	0.13%	0.14%	0.12%	0.16%
Return on average tangible common equity (non-GAAP)	3.89%	10.24%	9.31%	8.52%	9.56%

Total tax free interest income (GAAP)
Loans receivable	$104	$106	$110	$424	$443
Investment securities	743	702	614	2,752	2,193
Total tax free interest income	$847	$808	$724	$3,176	$2,636
Total tax free interest income, gross (at 34%)	$1,283	$1,224	$1,097	$4,812	$3,994

Net interest margin, tax equivalent (non-GAAP)
Net interest income (GAAP)	$12,193	$12,264	$11,569	$48,257	$44,555
Add: Tax effect tax free interest income at 34%	436	416	373	1,636	1,358
Net interest income (non-GAAP)	12,629	12,680	11,942	49,893	45,913
Divided by: Average interest-earning assets	1,489,596	1,475,419	1,445,375	1,473,968	1,405,326
Net interest margin, tax equivalent	3.39%	3.44%	3.30%	3.38%	3.27%

Net income (GAAP)	$1,460	$3,751	$3,237	$12,315	$13,241
Add: Net deferred tax asset revaluation	2,000	-	-	2,000	-
Core net income (non-GAAP)	$3,460	$3,751	$3,237	$14,315	$13,241

Diluted EPS (GAAP)	$0.19	$0.50	$0.43	$1.64	$1.76
Add: Effect of net deferred tax asset revaluation	0.27	-	-	0.27	-
Adjusted diluted earnings per share	$0.46	$0.50	$0.43	$1.91	$1.76

Return on average assets	0.37%	0.95%	0.83%	0.78%	0.87%
Add: Effect on net deferred tax asset revaluation	0.50%	0.00%	0.00%	0.13%	0.00%
Adjusted return on average assets	0.87%	0.95%	0.83%	0.91%	0.87%

Return on tangible common equity	3.89%	10.24%	9.31%	8.52%	9.56%
Add: Effect on net deferred tax asset revaluation	5.33%	0.00%	0.00%	1.38%	0.00%
Adjusted return on tangible common equity	9.23%	10.24%	9.31%	9.91%	9.56%

Income tax expense (GAAP)	$3,294	$1,132	$1,068	$6,793	$4,386
Less: Effect on net deferred tax asset revaluation	2,000	-	-	2,000	-
Adjusted income tax expense	$1,294	$1,132	$1,068	$4,793	$4,386

Effective income tax rate	69.3%	23.2%	24.8%	35.6%	24.9%
Less: Effect on net deferred tax asset revaluation	42.1%	0.0%	0.0%	10.5%	0.0%
Adjusted effective income tax rate	27.2%	23.2%	24.8%	25.1%	24.9%

Ratio Summary:
Return on average equity	3.84%	10.11%	9.17%	8.40%	9.40%
Return on average tangible common equity	3.89%	10.24%	9.31%	8.52%	9.56%
Return on average assets	0.37%	0.95%	0.83%	0.78%	0.87%
Tangible common equity to tangible assets	9.35%	9.38%	8.89%	9.35%	8.89%
Net interest margin, tax equivalent	3.39%	3.44%	3.30%	3.38%	3.27%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4) Ratios for the three month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

(7)    This earnings release and selected financials contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding
MutualFirst's results of operations or financial position. This table shows non-GAAP financial measures and the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945